Dynamic Short Short-Term Volatility Futures ETF
Dynamic Shares Trust
Receives Notification from NYSE Arca, Inc. Related to Delayed Periodic Filings

Chicago/May 18, 2022 – Dynamic Short Short-Term Volatility Futures ETF (the “Fund”), a series of Dynamic Shares Trust (the “Trust”), today announced that on May 13, 2022 it received a notice from NYSE Arca, Inc. (the “NYSE”) stating that the Fund was not in compliance with the periodic filing requirements for continued listing set forth in Rule 8.700-E(e)(2)(C)(iii), as a result of its failure to timely file with the U.S. Securities and Exchange Commission (the “SEC”) its: Quarterly Report on Form 10-Q for the quarters ended June 30, 2021 and September 30, 2021 (each, a “Form 10-Q”); and Annual Report on Form 10-K for the year ended December 31, 2021 (the “Form 10-K” and together with each Form 10-Q, the “Periodic Filings”).  The period of time covered by the Periodic Filings cover periods of times before the Fund commenced investment operations. The NYSE has granted the Fund until June 13, 2022 to file the Periodic Filings with the SEC.

The notice from the NYSE has no immediate effect on the listing or trading of the Fund’s shares on the NYSE, other than the NYSE will attach a “late filer” (.LF) designation to the ticker symbol of the Fund.  The Fund was unable to file the Periodic Filings by their original deadline without unreasonable effort or expense because the Fund had not completed preparation of the required financial statements by the applicable deadline.  The Fund is working diligently to regain compliance and file the Periodic Filings as soon as practicable.

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DYNAMIC SHARES MEDIA CONTACT:
Caroline Durant, FLX Media
Caroline.DuRant@flxdst.com
(M) 803.464.7776

The Fund is not a mutual fund or other investment company, as defined in the Investment Company Act of 1940. Shareholders do not have the protections associated with the ownership of shares in an investment company registered under the 1940 Act.

Investors should consider the investment objectives, risks, charges, and expenses of the Fund before investing. The prospectus contains this and other information about the Fund. A copy of the Fund’s prospectus is available at https://dynamicsharesetf.com/weix/prospectus or by calling Shareholder Services at 1-800-773-3863. The prospectus should be read carefully before investing. Current and future holdings are subject to change and risks.

Important Risk Information:

An investment risk in the Fund is subject to investment risks, including the possible loss of some or the entire principal amount invested. There can be no assurance that the Fund will be successful in meeting its investment objective. Investment in the Fund is also subject to the following risks (among others): Algorithm Risk: the algorithm’s predictions concerning the movement in price of VIX Futures Contracts may not anticipate actual market movements, and these predictions may affect the return on your investment. Investment Objective Risk: The Fund seeks to achieve its investment objective even if it will cause the value of the shares to decline.  Derivatives Risk: Gains or losses in VIX Future Contracts, derivative contracts in which the Fund invests, may be magnified and may be much greater than the derivative’s original cost.  Sponsor Risk: The sponsor will not materially modify the algorithm described in the prospectus after the prospected us declared effective by the SEC, even if the algorithm is unsuccessful and fails in its objective to better manage risks by causing the Fund to maintain lower notional exposure to VIX Futures Contracts during periods where such exposure would cause the Fund to incur losses and maintain similar notional exposure to VIX Futures Contracts during periods where exposure would cause the Fund to make profits.

The Fund is not appropriate for all investors and presents different risks than other funds.  The Fund includes risks relating to investing in and seeking exposure to VIX Futures Contracts. An investor should only consider an investment in the Fund if they understand the consequences of seeking exposure to VIX Futures Contracts.  The Fund uses leverage and is riskier than some exchange-traded funds that do not use leverage.  An investor should only consider an investment in the Fund if they understand the consequences of seeking daily inverse leveraged investment results.  The performance of the Fund can be expected to be very different from the performance of the VIX.  The Fund’s investments may be illiquid and/or highly volatile and the Fund may experience large losses from buying, selling, or holding such investments. An investor in the Fund could potentially lose the full principal value of their investment within a single day.  Shareholders who invest in the Fund should actively manage and monitor their investment, as frequently as daily.

Because of the frequency with which the Fund expects to roll VIX Futures Contracts, the impact of contango or backwardation may be greater than the impact would be if the Fund experiences less portfolio turnover. An extended period of backwardation in the VIX Futures Contracts markets could cause the Fund to incur significant and sustained losses.

More information about these risks and others can be found in the Fund’s prospectus.

The Dynamic Short Short-Term Volatility ETF is distributed by Capital Investment Group, Inc., Member FINRA/SIPC, 100 E. Six Forks Road, Suite 200, Raleigh, North Carolina, 27809. There is no affiliation between Dynamic Shares, LLC, sponsor of the Fund, including their principals and Capital Investment Group, Inc.  RCDYN0522002
Forward-Looking Statements
Certain statements in this press release are forward-looking statements for purposes of the safe harbor provisions under the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements may include estimates or expectations about the Fund’s possible or assumed operational results, financial condition, business strategies and plans, market opportunities, competitive position, industry environment, and potential growth opportunities. In some cases, forward-looking statements can be identified by terms such as “may,” “will,” “should,” “design,” “target,” “aim,” “hope,” “expect,” “could,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “continue,” “predict,” “project,” “potential,” “goal,” or other words that convey the uncertainty of future events or outcomes. These statements relate to future events or to the Fund’s future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause the Fund’s actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. There can be no assurance that Fund will be able to regain compliance. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Fund’s control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects the Fund’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to the Fund’s operations, results of operations, growth strategy and liquidity. The Fund assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.